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                                                                   EXHIBIT 10.27

February 2, 1996


Mr. Richard M. Powell
Vice President
Barnes Morris Pardoe Foster
601 Thirteenth Street, N.W.
Suite 800 North
Washington, D.C.  20005

Dear Rick:

         I am delighted to confirm to you an offer of employment with NHP as Senior Vice President for Special Projects beginning February 5, 1996. I have long been impressed by your talents and your entrepreneurial approach, and I have no doubt that our relationship will be long and mutually beneficial.

         I am setting forth below the terms and conditions under which you would be joining NHP.

         1. Title. I will recommend to the Board of Directors of NHP, Incorporated ("NHP") that you be elected Senior Vice President of NHP at the next Board of Director's meeting. You may also become an officer of various subsidiary corporations.

         2. Duties. As Senior Vice President, you will report directly to me. Initially, you will have responsibility for assessing, and, as appropriate, implementing opportunities for NHP with respect to student housing, military housing and public housing privatization. In addition, you will work with me in pursuit of large-scale acquisitions or merger opportunities which do not necessarily fall within the responsibility levels of our Acquisitions Group. You and I will discuss what other areas, if any, should be within your scope of responsibility.

         3. Full Time and Best Efforts. You will devote your full time and attention to the performance of your duties while employed by NHP. You will also faithfully, industriously and to the best of your ability, experience and talents, perform your duties to NHP and use your best efforts to promote the interests of NHP. This section, however, would not preclude service, consistent with your responsibilities to NHP, on corporate, civic or charitable boards or committees.

         4. Location. Your duties will be performed from NHP's principal place of business on the Washington, DC area. As you know, we are relocating to Tysons Corner in late April or early May.
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Mr. Richard M. Powell
February 2, 1996
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         5.               Term.  You and NHP agree that our relationship, and
                          your employment by NHP, can be terminated by either you or NHP at any time, subject to the provisions of
                          Section 8.

         6.               Base Compensation.

                          a) You will receive an annual salary of $180,000 payable in accordance with NHP procedures. Moreover, you will be eligible to receive a bonus of up to 30% of your base salary. Such bonus is determined at my discretion, subject to the approval of our Board, and payable after the end of our fiscal year.

                          b) NHP shall deduct from the compensation payable to you all federal, state and local income tax, social security, and other withholdings as may be required by law.

         7. Stock Option. You shall be entitled to participate in the NHP stock option program, as options may be granted from time to time at the discretion of the Board of Directors of NHP, Inc. Our program includes a 20% vesting per year and an exercise price based on current value. You will initially receive options for 60,000 shares at such price as may be appropriate at the time of Board action.

         8.               Severance.

                          a) You are leaving an established business position in order to join NHP when it is considering a variety of strategic options. In order to protect you against unforeseen circumstances, you will receive the compensation set forth in subsection (b) in the event that:

                                  (1) Your employment is terminated by NHP for any reason (other than cause) on or before December 31, 1997, or

                                  (2)      All or substantially all of the
                                  assets, or 50% or more of the shares of stock of NHP Incorporated are acquired in a hostile takeover at any time in the future.

                          b) In the event of the occurrence of any one or more of the events specified in subsection
                                  (a) and you resign, are terminated or for any reason are no longer an employee of NHP within six months after the occurrence of the event specified in subsection (a), you shall promptly be paid an amount equal to your then annual base salary, plus the amount of the bonus paid to you with respect to the most recent fiscal year of NHP; provided, however, that in the event such bonus payment was less than 20% of your
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Mr. Richard M. Powell
February 2, 1996
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                                  salary, then such minimum amount payable to
                                  you shall be 20% of such salary.

                          c) In the event that compensation is payable pursuant to subsection (b), options shall be treated in accordance with the NHP option plan, a copy of which is attached hereto.

         9. Other. I understand that you are presently working on several transactions (not involving NHP) which will close in the near future and for which you may be entitled to commissions. I further understand that you have been acting as an agent for transactions which may allow NHP either to acquire or to dispose of the properties described below. If these transactions close, you may also be entitled to certain commissions from either the buyer or the seller.

      NHP Dispositions
              Property                                   Buyer
              --------                                   -----

              Seven Corners                     Paulette Sengerne
              Corporate Center

              Grosvenor House                            ING Real Estate

              Elm Creek                                  ING Real Estate

      NHP Acquisitions

              Property                                   Seller
              --------                                   ------

              Shadyside, West Deer Park                  Stephen A. Goldberg

              Briarwood, Countryside                     Stephen A. Goldberg

              Hamilton House, Casa Del Mar               Stephen A. Goldberg

              DLJ REMIC Portfolio               Stephen A. Goldberg

              Scott Ross Portfolio              Scott Ross

                 NHP has no objection to your receiving commissions on any of these transactions.
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Mr. Richard M. Powell
February 2, 1996
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         10.              Fringe Benefits.  You will be entitled to participate
                          in such fringe benefit programs as NHP may from time to time make available to executive employees, now including the following:

                                  a. Group Medical/Dental Insurance/Vision Care
                                  b. Group Life Insurance (2 times W-2
                                     earnings)
                                  c. Long-term Disability Insurance
                                  d. Accidental Death and Dismemberment
                                     Insurance
                                  e. 401 (K) Plan (after one year)
                                  f. Executive Physical Examination Program
                                  g. Four weeks vacation
                                  h. Relocation benefits under the Corporation
                                     Moving Policy
                                  i. Reimbursement of dues for one business
                                     club

                 If you agree that this letter reflects our understanding, please sign in the space below.

Sincerely yours,



J. Roderick Heller, III
Chairman and Chief Executive Officer
NHP Incorporated

AGREED:


------------------------
Richard M. Powell